                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG


                                      ZIMBA


                             I-2 MERGER CORPORATION

                                       AND

                             INFORMATICA CORPORATION

                                AUGUST 29, 2000

                                TABLE OF CONTENTS

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ARTICLE 1      THE MERGER.............................................................1

   1.1   The Merger...................................................................1
   1.2   Effective Time of the Merger.................................................1

ARTICLE 2      THE SURVIVING CORPORATION..............................................1

   2.1   Articles of Incorporation....................................................1
   2.2   Bylaws.......................................................................2
   2.3   Directors and Officers of Surviving Corporation..............................2

ARTICLE 3      CONVERSION OF SECURITIES...............................................2

   3.1   Conversion of Shares.........................................................2
   3.2   Options and Warrants.........................................................2
   3.3   Restricted Shares............................................................2
   3.4   Exchange of Certificates.....................................................2
   3.5   Escrow.......................................................................3
   3.6   Dividends; Transfer Taxes; Lost Certificates; No Fractional Shares...........3
   3.7   Closing of Company Transfer Books............................................4
   3.8   Closing......................................................................4
   3.9   Supplementary Action.........................................................4
   3.10  Dissenting Shares............................................................4

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................5

   4.1   Due Organization; Good Standing; Authority; Binding Nature of Agreements.....5
   4.2   Articles of Incorporation and Bylaws; Records................................6
   4.3   Capitalization; Ownership of Stock...........................................6
   4.4   Financial Statements.........................................................7
   4.5   Absence of Changes...........................................................8
   4.6   Title to Assets; Equipment; Real Property, Leases...........................10
   4.7   Receivables; Major Customers................................................10
   4.8   Accounts Payable; Major Suppliers...........................................11
   4.9   Proprietary Assets..........................................................11
   4.10  Contracts...................................................................12
   4.11  Compliance With Legal Requirements..........................................15
   4.12  Governmental Authorizations.................................................15
   4.13  Tax Matters.................................................................15
   4.14  Employee and Labor Matters..................................................16
   4.15  Benefit Plans; ERISA........................................................18
   4.16  Environmental Matters.......................................................19
   4.17  Sale of Products; Performance of Services...................................20
   4.18  Insurance...................................................................20
   4.19  Related Party Transactions..................................................21
   4.20  Proceedings; Orders.........................................................21
   4.21  Non-Contravention; Consents.................................................22
   4.22  Brokers.....................................................................23
   4.23  Full Disclosure.............................................................23
   4.24  Powers of Attorney..........................................................23
   4.25  Voting Arrangements.........................................................24
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

                                TABLE OF CONTENTS

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
ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF ACQUIROR
               AND MERGER SUB........................................................24

   5.1   Due Organization; Good Standing; Authority; Binding Nature of Agreements....24
   5.2   Capitalization; Ownership of Stock..........................................24
   5.3   Brokers.....................................................................24
   5.4   Non-Contravention; Consents.................................................24
   5.5   SEC Reports.................................................................25

ARTICLE 6      ADDITIONAL AGREEMENTS.................................................26

   6.1   Stock Options and Warrants..................................................26
   6.2   Certain Employee Benefit Matters............................................26
   6.3   Expenses....................................................................27
   6.4   Additional Agreements.......................................................27
   6.5   Bridge Financing............................................................27

ARTICLE 7      CONDITIONS TO CONSUMMATION OF THE MERGER..............................28

   7.1   Conditions to Each Party's Obligation to Effect the Merger..................28
   7.2   Additional Conditions to Acquiror's and Merger Sub's Obligation to
         Consummate the Merger.......................................................28
   7.3   Additional Conditions to the Company's Obligation to Consummate the Merger..29

ARTICLE 8      ESCROW AND INDEMNIFICATION............................................30

   8.1   Indemnification.............................................................30
   8.2   Escrow Fund.................................................................30
   8.3   Damage Threshold............................................................31
   8.4   Escrow Periods..............................................................31
   8.5   Claims......................................................................31
   8.6   Valuation...................................................................32
   8.7   Objections to Claims........................................................32
   8.8   Resolution of Conflicts.....................................................32
   8.9   Shareholders' Agent.........................................................33
   8.10  Actions of the Shareholders' Agent..........................................34
   8.11  Claims......................................................................34

ARTICLE 9      MISCELLANEOUS PROVISIONS..............................................34

   9.1   Survival of Representations and Covenants...................................34
   9.2   Transfer Taxes..............................................................34
   9.3   Notices.....................................................................34
   9.4   Time of the Essence.........................................................35
   9.5   Headings....................................................................35
   9.6   Counterparts................................................................35
   9.7   Governing Law...............................................................35
   9.8   Waiver......................................................................35
   9.9   Amendments..................................................................36
   9.10  Severability................................................................36
   9.11  Parties in Interest.........................................................36
   9.12  Entire Agreement............................................................36
   9.13  Construction................................................................36
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

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                         INDEX OF EXHIBITS AND SCHEDULES


EXHIBITS
--------
A.      Certain Definitions

B.      Form of Escrow Agreement

C.      Proprietary Information and Inventions Agreement

D.      Opinion from Company Counsel

E.      Opinion from Acquiror's Counsel

SCHEDULES
---------
I.      Disclosure Schedules

                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


       This AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2000, by and among Informatica Corporation, a Delaware corporation ("Acquiror"), I-2 Merger Corporation, a Delaware corporation ("Merger Sub"), and Zimba, a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

       WHEREAS, the Boards of Directors of Acquiror, Merger Sub and the Company each have determined that the acquisition of the Company by Acquiror is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

       WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

       1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate existence of Merger Sub shall thereupon cease (the "Merger"). Without limiting the generality of the foregoing, at the Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

       1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the California General Corporation Law (the "CGCL"), is duly filed with the Secretary of State of the State California and the Secretary of State of Delaware, which filing shall be made as soon as practicable after the closing of the Transactions hereof upon satisfaction or waiver of the conditions set forth in Article 7. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been accepted for filing by the Secretary of State of the State of California or at such later time as is provided in the Agreement of Merger.

                                    ARTICLE 2
                            THE SURVIVING CORPORATION

       2.1 Articles of Incorporation. At the Effective Time, the Articles of Incorporation attached as Exhibit A to the Agreement of Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation.

       2.2 Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

       2.3 Directors and Officers of Surviving Corporation. The directors of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                    ARTICLE 3
                            CONVERSION OF SECURITIES

       3.1 Conversion of Shares.

              (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, and subject to Section 3.4 and
Section 3.10, (i) each share of common stock, no par value per share (the "Company Common Stock"), (ii) each share of Series A Preferred Stock, no par value per share (the "Series A Preferred Stock"), and (iii) each share of Series B Preferred Stock, no par value per share (the "Series B Preferred Stock") of the Company (collectively, the Common Stock, Series A Preferred Stock, and the Series B Preferred Stock are referred to herein as the "Company Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate formerly representing such share of Company Stock (the "Certificate"), that number of shares of the Common Stock of Acquiror, $0.001 par value per share ("Acquiror Stock") as equals the Exchange Ratio for such class or series, plus, as to the Series B Preferred Stock, shares of Acquiror Stock equal to the Series B Preference Amount (as set forth in Section 2(a) of Article III of the Articles of Incorporation of the Company).

              (b) For purposes of calculating the Exchange Ratio, each share of Company Stock that is held in the treasury of the Company or by any subsidiary of the Company immediately prior to the Effective Time shall not be so converted but shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

              (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, $0.001 value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

       3.2 Options and Warrants. All outstanding stock options to purchase Company Stock, whether vested or unvested ("Company Stock Options"), warrants and convertible securities to purchase Company Stock shall be assumed by Acquiror in accordance with Section 6.1.

       3.3 Restricted Shares. Shares of Company Stock which are subject to repurchase by the Company in the event the holder thereof ceases to be employed by the Company shall be converted into Acquiror Stock on the same basis as provided in Section 3.1 above and shall be registered in such holder's name, but shall be held by the Company or Acquiror pursuant to the existing agreements in effect on the date of this Agreement.

       3.4 Exchange of Certificates.

              (a) Within thirty (30) days after the Effective Time, Acquiror shall make available, and each holder of shares of Company Stock will be entitled to receive upon surrender to American Stock Transfer, acting as exchange agent (the "Exchange Agent"), of one or more Certificates, certificates representing the number of whole shares of Acquiror Stock into which such shares of Company Stock are converted in the Merger, pursuant to this Section 3.1. The shares of Acquiror Stock into which the shares of the Company Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

              (b) Within thirty (30) days after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Stock (i) a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of one or more Certificates, in exchange for certificates representing shares of Acquiror Stock. Upon surrender of such Certificate or Certificates, as the case may be, or cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate, or Certificates, as the case may be, shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Acquiror Stock less the number of shares of Acquiror Stock to be deposited into the Escrow Fund pursuant to Section 3.5; (B) any dividends or other distributions to which such holder is entitled pursuant to Section 3.6; and (C) a check representing the amount of cash which such holder has the right to receive in respect of the Certificate, or Certificates, as the case may be, so surrendered pursuant to Section 3.7 for fractional shares as provided in
Section 3.6(e). Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence ownership of the number of full shares of Acquiror Stock into which such shares of Company Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 3.6(e).

       3.5 Escrow. As security for the Company's and the Shareholders' indemnification obligations set forth herein, Acquiror will deliver to the Escrow Agent under an Escrow Agreement dated as of the date hereof by and among Acquiror, the Shareholders' Agent and the Escrow Agent, the form of which is attached as Exhibit B (the "Escrow Agreement"), a certificate or certificates representing ten percent (10%) of the aggregate number of shares of Acquiror Stock to be issued pursuant to Section 3.1 in respect of Company Stock (the "Escrow Fund"). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow on behalf of the Shareholders, on a pro rata basis, in accordance with each such Shareholder's percentage ownership ("Pro Rata Portion") of Company Stock immediately prior to the Merger. Such shares ("Escrow Shares") shall be held as security for the Shareholders' indemnification obligations under Article 8.

       3.6 Dividends; Transfer Taxes; Lost Certificates; No Fractional Shares.

              (a) No dividends that are declared on shares of Acquiror Stock after the Effective Time (if any) will be paid to Persons entitled to receive certificates representing shares of Acquiror Stock until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the certificates representing such shares of Acquiror Stock shall be issued any dividends which shall have become payable with respect to such shares of Acquiror Stock between the Effective Time and the time of such surrender. In no event shall the Person entitled to receive such dividends be entitled to receive interest on such dividends.

              (b) If any certificates for any shares of Acquiror Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Acquiror Stock in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

              (c) In the event any certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, Acquiror shall issue the Acquiror Stock as set forth in Section 3.1. The Board of Directors of Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Acquiror a bond in such sum as it may direct as indemnity against any claim that may be made against Acquiror with respect to such lost, stolen or destroyed certificate.

              (d) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Stock for any shares of Acquiror Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

              (e) Notwithstanding anything herein to the contrary, no fractional shares of Acquiror Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Acquiror Stock, cash adjustments will be paid in respect of any fractional share of Acquiror Stock that would otherwise be issuable. The amount of such adjustment shall be the product of (i) such fraction of a share of Acquiror Stock multiplied by (ii) the Closing Date Moving Average.

       3.7 Closing of Company Transfer Books. Except in accordance with Section 3.6(b), the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made at the Effective Time. If Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Acquiror Stock or cash in accordance with the terms hereof. The holders of shares of Company Stock to be exchanged for shares of Acquiror Stock pursuant to this Agreement shall cease to have any rights as shareholders of the Company, except for the right to surrender such Certificates in exchange for shares of Acquiror Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

       3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, concurrently with the execution of this Agreement.

       3.9 Supplementary Action. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

       3.10 Dissenting Shares.

              (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the CGCL.

              (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represents only the right to receive the consideration described in Section 3.1, subject in any event to Section 3.5.

              (c) The Company shall give Acquiror (i) prompt written notice of any written demands for payment with respect to any shares of Company Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as specifically set forth in the disclosure schedule delivered by the Company to Acquiror at or prior to the execution of this Agreement, a copy of which is attached hereto as Schedule I and is made a part hereof (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

       4.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements.

              (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its Articles of Incorporation, as amended.

              (c) The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, and in which any failure to qualify would have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an Entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse (i) to the business, assets (including intangible assets), capitalization, operations, financial condition or results of operations of such Entity taken as a whole with its subsidiaries; (ii) such Entities' ability to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement; or (iii) the Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect results from

(A) changes in general economic conditions or changes affecting the industry generally in which such Entity operates that do not affect such Entity in a disproportionate manner or (B) the Company entering into this Agreement.

              (d) Neither the Company nor any of the Shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

              (e) The Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

              (f) The execution, delivery and performance of the Transactional Agreements to which the Company is a party have been duly authorized by all necessary action on the part of Company, its officers, its Board of Directors, and its Shareholders.

              (g) Each of the Transactional Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions.

       4.2 Articles of Incorporation and Bylaws; Records.

              (a) The Company has delivered to Acquiror accurate and complete copies of: (i) the Company's articles of incorporation and Bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the Board of Directors of the Company. There have been no meetings or other proceedings of the shareholders of the Company or the Board of Directors of the Company that are not reflected in such minutes or other records.

              (b) There has not been any violation of any of the provisions of the Company's Articles of Incorporation or Bylaws or of any resolution adopted by the Company's shareholders or the Company's Board of Directors, and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

              (c) The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company are in the actual possession and direct or indirect control of the Company.

       4.3 Capitalization; Ownership of Stock. As of the date of this Agreement and as of the Closing:

              (a) The authorized capital stock of the Company consists of forty million (40,000,000) shares of Common Stock, no par value per share, and twenty million (20,000,000) shares of Preferred Stock, no par value per share, of which four million three hundred and seventy five thousand (4,375,000) shares are designated as "Series A Preferred Stock," twelve million (12,000,000) shares are designated as "Series B Preferred Stock," and three million six hundred twenty five thousand (3,625,000) shares are undesignated. As of the date of this Agreement, the outstanding capital of the Company consists of (i) thirteen million nine hundred fifteen thousand three hundred seventy five (13,915,375) shares of Common Stock, (ii) four million three hundred seventy four thousand nine hundred ninety six (4,374,996) shares of Series A Preferred Stock, (iii) six million five thousand three hundred ninety one (6,005,391) shares of Series B Preferred Stock, (iv) options to purchase four million eight hundred eighty two thousand one hundred twenty five (4,882,125) shares of Common Stock, (v) warrants to purchase two hundred seventy eight thousand six hundred forty nine (278,649) shares of Common Stock, and (vi) warrants to purchase twelve thousand eight hundred fifty seven (12,857) shares of Series B Preferred Stock. All of such Common Stock, Preferred Stock, warrants and options are owned of record by the shareholders, warrantholders and optionholders, respectively, free and clear of any Encumbrances. Section 4.3 of the Disclosure Schedule includes a list of
(A) all issued and outstanding shares of Company Stock as of the date hereof, including the name of the record holder of each share of such Company Stock, and
(B) all Company Stock Options as of the date hereof, including the name of each holder of Company Stock Options, the date of grant, the number of shares of Company Stock subject to such options, the vesting commencement date and the vesting schedule.

              (b) All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Company has delivered to Acquiror accurate and complete copies of the stock certificates evidencing the currently outstanding shares of Common Stock.

              (c) There is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Company's Knowledge, condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

              (d) The Company has neither repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

       4.4 Financial Statements.

              (a) The Company has delivered to Acquiror the following financial statements and notes (collectively, the "Financial Statements"):

                     (i) the unaudited balance sheet of the Company as of December 31, 1999, and the related unaudited statements of operations of the Company as of December 31, 1999; and

                     (ii) the unaudited balance sheets of the Company as of July 31, 2000 (the "Unaudited Interim Balance Sheet") and related unaudited statements of operations, for the month then ended.

              (b) The Financial Statements are accurate and complete in all material respects. The Financial Statements are in accordance with the books and records of the Company, have been prepared on a consistent basis, and present fairly the financial position of the Company as of the respective dates thereof and the results of operations, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes and statements of cash flows and changes in shareholders' equity.

              (c) At the date of the Unaudited Interim Balance Sheet, (i) the Company had no Liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP consistently applied to be provided for in such Unaudited Interim Balance Sheet which were not provided for, (ii) the Company had no material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the Unaudited Interim Balance Sheet and (iii) all reserves established by the Company and set forth in the Unaudited Interim Balance Sheet were adequate for the purposes for which they were established.

              (d) As of the date of this Agreement, the Company has no Liabilities in excess of $20,000 individually or in the aggregate, except for
(i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (ii) accounts payable and Liabilities (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) those incurred in connection with the execution of this Agreement.

       4.5 Absence of Changes. Since July 31, 2000:

              (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and no event has occurred that would have a Material Adverse Effect on the Company's business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;

              (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

              (c) the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

              (d) the Company has not sold or otherwise issued any shares of capital stock or any other securities;

              (e) the Company has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

              (f) the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

              (g) the Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;

              (h) the Company has not made any individual capital expenditure, or series of related capital expenditures, measured by invoice amount, in excess of $50,000;

              (i) the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by the Company from its inventory in the Ordinary Course of Business;

              (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

              (k) the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business;

              (l) the Company has not made any loan or advance to any other Person, including without limitation, any shareholder of the Company;

              (m) neither the Company nor any Employee Leasing Organization (i) established or adopted any Employee Benefit Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than reasonable compensation payments and increases for non-officer employees consistent with the Company's review and compensation policies in force prior to the date of this Agreement;

              (n) the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

              (o) no material Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, except in the Ordinary Course of Business;

              (p) except any equipment lines of credit not exceeding the aggregate amount of $150,000 (a complete list of which is set forth in Section 4.5(q) of the Disclosure Schedule), there has been no borrowing or agreement to borrow by the Company or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company, and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than accounts payable (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) in the Ordinary Course of Business;

              (q) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

              (r) the Company has not forgiven any debt or otherwise released or waived any right or claim;

              (s) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

              (t) the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

              (u) the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (t) above.

       4.6 Title to Assets; Equipment; Real Property, Leases.

              (a) The Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company's books and records as being owned by the Company; all except any assets sold or otherwise disposed of since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business. All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent.

              (b) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.6(d) of the Disclosure Schedule (the "Leased Premises"). The Company has delivered to Acquiror complete copies of all such leases.

              (c) Section 4.6(c) of the Disclosure Schedule identifies all Personal property assets that are being leased or licensed to the Company.

              (d) All leases pursuant to which the Company leases real or Personal property are valid and effective in all material respects and accordance with their respective terms and, to the Company's Knowledge, there exists no material default thereunder or occurrence or condition which could result in a material default thereunder or termination thereof.

              (e) The Company owns, or has a valid leasehold interest in or license to, all material assets necessary for the conduct of its business as presently conducted.

       4.7 Receivables; Major Customers.

              (a) Section 4.7(a) of the Disclosure Schedule provides a materially accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of the Company as of July 31, 2000.

              (b) Section 4.7(b) of the Disclosure Schedule accurately identifies in all material respects, and provides a materially accurate and complete list of the revenues received from, each customer or other Person that accounted for more than $25,000 of the gross revenues of the Company during fiscal year 1999 and the seven months ended July 31, 2000. The Company has not received any notice or other communication (in writing or otherwise), or received any other information, indicating that any customer or other Person identified in Section 4.7(b) of the Disclosure Schedule may cease dealing with the Company or may otherwise substantially reduce the volume of business transacted by such Person with the Company below historical levels.

              (c) All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary

Course of Business; and (ii) are current and in the aggregate, the Company to its Knowledge, has no reason to expect they will not be collected in full (without any counterclaim or setoff), net of reserves, on or before the later of ninety (90) days from the date of invoice or sixty (60) days from the date hereof.

              (d) The Company has provided to Acquiror a copy of the Company's standard form of customer contract for each product or service it offers to customers, and all of the Company's customer relationships are governed by such standard contracts. The Company has no oral contracts or agreements to deliver products or provide services.

       4.8 Accounts Payable; Major Suppliers.

              (a) Section 4.8 of the Disclosure Schedule (i) provides a materially accurate and complete breakdown and aging of the Company's accounts payable as of July 31, 2000; (ii) provides a materially accurate and complete breakdown of all customer deposits and other deposits held by the Company as of July 31, 2000; and (iii) provides a materially accurate and complete breakdown of the Company's long term debt as of the date of this Agreement.

              (b) Section 4.8 of the Disclosure Schedule accurately identifies in all material respects, and provides a materially accurate and complete breakdown of, the amounts paid to each supplier or other Person, that received more than $20,000 from the Company in the fiscal year ended December 31, 1999 or the period from January 1, 2000 to July 31, 2000, other than amounts paid to employees or consultants and described in Section 4.14(a) or (b) of the Disclosure Schedule. Each such supplier or other Person has executed and delivered to the Company a valid and binding invoice or other agreement with the Company relating to the services or supplies to which such amounts relate.

       4.9 Proprietary Assets.

              (a) Schedule 4.9(a) of the Disclosure Schedule sets forth each of the following Proprietary Assets owned by or licensed to the Company or otherwise used in connection with the Company's business except for "off the shelf" or other software widely available through regular commercial distribution channels: all United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other such Proprietary Asset of the Company that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority.

              (b) All material designs, drawings, specifications, schematics, designs, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Proprietary Assets of the Company at any stage of their development were written, developed and created solely and exclusively by employees of the Company without the assistance of any third party or Entity or were created by third parties who assigned ownership of their rights to the Company by means of valid and enforceable confidentiality and invention assignment agreements, copies of which have been made available to Acquiror. The Company has taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with the Company's business.

              (c) The Company has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of its Proprietary Assets or any adaptations, translations, or derivative works based on the Proprietary Assets of the Company or any portion thereof.

No Proprietary Asset is a "derivative work" of any original work currently owned by a third party as the term "derivative work" is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

              (d) All current and former employees and consultants of the Company (including Girish Pancha and Adam Wilson) have executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit B. Such agreements constitute valid and binding obligations of the Company and such Person, enforceable in accordance with their respective terms. To the Knowledge of the Company, no such employee or consultant is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any Company employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information identified in Schedule 4.9(d) of the Disclosure Schedule, which have been assigned to the Company.

              (e) To the Company's Knowledge, none of the Proprietary Assets owned or used by the Company violate or infringe or, if used in the Company's business as currently proposed to be conducted, would violate or infringe, any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. To the Company's Knowledge, the Company is not infringing and has not at any time infringed or received any written notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company's Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Proprietary Asset.

              (f) There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

              (g) The Proprietary Assets identified or described in Section 4.9 of the Disclosure Schedule constitute all of the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and the Company owns, or has the right to use, and to license others to use all such Proprietary Assets. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of third parties (other than the licensor).

              (h) All proprietary software developed by the Company and currently sold under license, licensed or otherwise used by the Company in its business operates in substantial conformity with its product specifications and reviewer's guide, provided by the Company, and does not contain any timer, clock, counter, or other limiting design, instruction or routine, that would (when used by such user without substantial unauthorized modification by such user), without the user's knowledge and consent, erase data or programming code or cause such software to become inoperable or otherwise incapable of being used in substantial conformity with its product specifications and reviewer's guide.

       4.10 Contracts.

              (a) Section 4.10 of the Disclosure Schedule lists each of the following Company Contracts:

                     (i) any Company Contract or series of related Company Contracts requiring in the aggregate payments after the date hereof by or to the Company of more than $35,000;

                     (ii) any Company Contract with or for the benefit of any current or former officer, director, shareholder, employee or consultant of the Company;

                     (iii) any Company Contract with any labor union or association representing any employee of the Company;

                     (iv) any material Company Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                     (v) any Company Contract for sale of any of the assets or properties of the Company other than in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

                     (vi) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $25,000;

                     (vii) any Company Contract containing covenants of the Company not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;

                     (viii) any Company Contract granting or restricting the right of the Company to use any Proprietary Assets;

                     (ix) any material Company Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                     (x) any Company Contract with any holder of securities of the Company as such (including, without limitation, any Company Contract containing an obligation to register any of such securities under any federal or state securities laws);

                     (xi) any Company Contract obligating the Company to deliver services or product enhancements or containing a "most favored nation" pricing clause;

                     (xii) any Company Contract relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

                     (xiii) any Company Contract requiring the payment to any Person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commission or fees to employees in the Ordinary Course of Business);

                     (xiv) any Company Contract or note relating to or evidencing outstanding indebtedness for borrowed money;

                     (xv) any lease, sublease or other Company Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $25,000; and

                     (xvi) any other material Company Contract whether or not made in the Ordinary Course of Business.

Except as identified in Section 4.10 of the Disclosure Schedule, all such Company Contracts are in writing. The Company has delivered to Acquiror accurate and complete copies of all written Company Contracts identified, or required to be identified, in Section 4.10 of the Disclosure Schedule, including all amendments thereto.

              (b) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

              (c) Neither the Company nor, to the Company's actual knowledge, any party to a Company Contract is in default under any Company Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract. The Company has not waived any of its rights under any Company Contract, except in the Ordinary Course of Business.

              (d) Intentionally omitted.

              (e) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

              (f) To the Knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

              (g) Schedule 4.10(g) of the Disclosure Schedule identifies and provides an accurate and brief description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company and which is currently pending that would commit the Company to deliver goods or provide services with a value in excess of $25,000 and is outstanding.

              (h) No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform an obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to have a Material Adverse Effect on the benefits derived or expected to be derived therefrom by the Company.

       4.11 Compliance With Legal Requirements.

              (a) The Company is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets and any failure to comply would not have a Material Adverse Effect on the Company's business.

              (b) The Company has not received at any time any written notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

       4.12 Governmental Authorizations.

              (a) Section 4.12(a) of the Disclosure Schedule identifies each Governmental Authorization that is held by the Company. The Company has delivered to Acquiror accurate and complete copies of all of the Governmental Authorizations identified, or required to be identified, in Section 4.12(a) of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Section 4.12(a) of the Disclosure Schedule is valid and in full force and effect.

              (b) The Governmental Authorizations identified in Section 4.12(a) of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

       4.13 Tax Matters.

              (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

              (b) Section 4.13(b) of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the date hereof ("Company Returns"). All Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has delivered to Acquiror accurate and complete copies of Company Returns filed by the Company since 1997.

              (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date hereof and has disclosed the dollar amount of such reserves to the Acquiror.

              (d) Section 4.13(d) of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Acquiror accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

              (e) No claim or other Proceeding is pending or to the Company's Knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse affect on such compliance.

              (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

              (g) Except for those options set forth on Section 4.13(g) of the Disclosure Schedules, to the Company's Knowledge, all stock options that the Company has granted, were at the time of such grant, and are, as of the date of this Agreement, treated as incentive stock options under Section 421 of the Code and meet the requirements of Section 422 of the Code.

              (h) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (i) The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other Entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

              (j) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

       4.14 Employee and Labor Matters.

              (a) Section 4.14(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status and any Leased Employee) (i) the name of such employee and the date as of which such employee was originally hired by the Company (or assigned to work at the Company by an Employee Leasing Organization); (ii) such employee's title; (iii) such employee's annualized compensation as of the date of this Agreement; (iv) each Current Benefit Plan in which such employee participates or is eligible to participate; and (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

              (b) Schedule 4.14(b) of the Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified by the Company as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

              (c) There is no former employee of the Company or former Leased Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company.

              (d) The Company is not a party to or bound by any employment agreement other than for at-will employment or any union contract, collective bargaining agreement or similar Contract, other than one or more contracts with Employee Leasing Organizations, each of which is listed in Section 4.10 of the Disclosure Schedule.

              (e) The employment of each of the Company's employees is terminable by the Company at will. The contract with each Employee Leasing Organization is terminable with not more than thirty (30) days' notice. The Company has delivered to Acquiror or made available accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current employees of the Company.

              (f) To the Knowledge of the Company (i) no employee of the Company or Leased Employee intends to terminate his or her employment with the Company and the Company does not have a present intention to terminate the employment of any employee or Leased Employee; (ii) no employee of the Company or Leased Employee has received since July 31, 2000, nor is any employee or Leased Employee currently considering, an offer to join a business that likely would be competitive with the Company's business; and (iii) no employee of the Company or Leased Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have material adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee or Leased Employee of the Company, or (B) the Company's business or operations.

              (g) To the Company's Knowledge, the Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees or Leased Employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

              (h) To the Company's Knowledge, each employee of the Company and each Leased Employee is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of the Company or Leased Employee will expire during the six (6) month period beginning at the date of this Agreement.

       4.15 Benefit Plans; ERISA.

              (a) Section 4.15 of the Disclosure Schedule lists (i) all Employee Benefit Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company, any ERISA Affiliate or any Employee Leasing Organization, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company, any ERISA Affiliate or any Employee Leasing Organization maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").

              (b) None of the Plans is a Defined Benefit Plan or a Defined Contribution Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan or a Defined Contribution Plan.

              (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

              (d) Neither the Company nor, to the Company's Knowledge, any Employee Leasing Organization maintains or contributes to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA (or other comparable state law).

              (e) Each Plan that is an Employee Benefit Plan maintained by the Company or any ERISA Affiliate, and to the Company's Knowledge, each Plan that is an Employee Benefit Plan of any Employee Leasing Organization, complies by its terms and in operation, in all material respects, with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

              (f) All reports, forms and other documents required to be filed with any Governmental Body with respect to any Plan maintained by the Company (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports), have been timely filed and are accurate, unless any failure to have made a timely and accurate filing would not have a Material Adverse Effect on the Company. To the Company's Knowledge, all reports, forms and other documents required to be filed with any Governmental Body with respect to any Plan maintained by any Employee Leasing Organization (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports), have been timely filed and are accurate, unless any failure to have made a timely and accurate filing would not have a material adverse effect on the Company.

              (g) All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made by the Company or the Employee Leasing Organization, as the case may be, in accordance with past practice and the recommended contribution in any applicable actuarial report.

              (h) To the Company's Knowledge, all insurance premiums due and owing have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans maintained by any Employee Leasing Organization, for plan years ending on or before the Closing.

              (i) With respect to each Plan maintained by the Company, and to the Company's Knowledge, maintained by any Employee Leasing Organization:

                     (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available;

                     (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan;

                     (iii) the Company has no Knowledge of any facts which could give rise to any such action or claim; and

                     (iv) it provides that it may be amended or terminated at any time, except for benefits protected under applicable law without material liability.

              (j) To the Company's Knowledge, none of the Company, any ERISA Affiliate or any Employee Leasing Organization has any liability or to the Company's Knowledge is threatened with any liability (whether joint or several)
(i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

              (k) All of the Plans listed in the Disclosure Schedule maintained by the Company, and to the Company's Knowledge, maintained by any Employee Leasing Organization, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

              (l) Complete copies of all documents creating or evidencing any Plan listed, or required to be listed, in the Disclosure Schedule of which the Company has Knowledge have been delivered or made available to Acquiror.

              (m) All expenses and liabilities relating to all of the Plans described in the Disclosure Schedule have been, and will, on the Closing, be fully accrued on the Company's books and records and disclosed in accordance with generally accepted accounting principles and in Plan financial statements.

              (n) All contributions or payments required to be made by the Company under the terms of a service agreement between the Company and any Employee Leasing Organization for all periods ending prior the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company in accordance with past practice or such service agreement between the Company and such Employee Leasing Organization. To the Company's Knowledge, all contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made by the Employee Leasing Organization in accordance with past practice and the recommended contribution in any applicable actuarial report.

       4.16 Environmental Matters. The Company has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any such permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the date hereof (other than common household and office products in de minimis quantities). To the Knowledge of the Company:
(a) there are not and have not been any releases or threatened releases of any Hazardous Materials by the Company in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises, and (b) there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law.

       4.17 Sale of Products; Performance of Services. The Company has not made any express warranties or guarantees relating to its products that are in effect as of the date hereof. No customer or other Person has ever asserted or threatened to assert any material claim against the Company (a) under or based upon any warranty provided by or on behalf of the Company, or (b) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim. During the seven (7) month period ended on July 31, 2000, the Company has received no customer complaints pursuant to which the Company gave a credit or accepted a product return for a refund in either case in excess of $20,000.

       4.18 Insurance.

              (a) Section 4.18 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

                     (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

                     (ii) whether such policy is a "claims made" or an "occurrence" policy;

                     (iii) a brief description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

                     (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

                     (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Section 4.18 also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Company and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets, if any. The Company has delivered to Acquiror accurate and complete copies of all of the insurance policies identified, or required to be identified, in Section 4.18 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof, and all of the pending applications identified in Section 4.18 of the Disclosure Schedule.

              (b) Each of the policies identified in Section 4.18 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the

Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

              (c) There is no pending claim under or based upon any of the policies identified in Section 4.18 of the Disclosure Schedule, and to the Company's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

              (d) The Company has not received:

                     (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 4.18 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies prior to their normal expiration dates;

                     (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 4.18 of the Disclosure Schedule; or

                     (iii) any indication that the issuer of any of the policies identified in Section 4.18 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

       4.19 Related Party Transactions.

              (a) No Related Party has, and no Related Party has at any time since January 1, 1999, had, any direct or indirect interest of any nature in any material asset used in the business of the Company;

              (b) no Related Party is, or has at any time since January 1, 1999, has been, indebted to the Company;

              (c) since January 1, 1999, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, or transaction involving the Company and no such Contract or transaction is necessary to operate the business of the Company as it is currently conducted;

              (d) to the Company's Knowledge, no Related Party has any material claim or right against the Company; and

              (e) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

       4.20 Proceedings; Orders.

              (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or that otherwise relates to or likely would affect the Company's business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

              (b) No Proceeding has ever been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or threatened at any time.

              (c) The Company has delivered to Acquiror accurate and complete copies of any pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.20 of the Disclosure Schedule, if any.

              (d) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

              (e) To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

              (f) There is no Order issued in connecting with a Proceeding commenced by or against the Company that (i) likely would have an adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making legal or otherwise interfering with any of the Transactions.

       4.21 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or Bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's Board of Directors or any committee of the Company's Board of Directors, if any;

              (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

              (c) cause the Company to become subject to, or to become liable for the payment of, any material Tax;

              (d) cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

              (e) to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

              (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any of the Company Contracts;

              (g) give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

              (h) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

              (i) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Section 4.21 of the Disclosure Schedule, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the date hereof, all such filings, notices and Consents, set forth, or required to be set froth, in Section 4.21 of the Disclosure Schedules, have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

       4.22 Brokers. The Company has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

       4.23 Full Disclosure.

              (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains any untrue statement of material fact or omits to state any fact necessary to make any of the representations, warranties or statements contained herein or therein on behalf of the Company or any of the Shareholders not misleading. To the extent any representation or warranty permits omission of items otherwise required to be discussed because they are not material or do not or would not have a Material Adverse Effect on the Company, such omissions in the aggregate will not and do not have a Material Adverse Effect on the Company.

              (b) As of the date of this Agreement, the Company has provided Acquiror and Acquiror's Representatives with full and complete access to all of the Company's records and other documents and data requested by them.

              (c) All of the information set forth in the Disclosure Schedule, and all other written information regarding the Company and its business, condition, assets, liabilities, operation, financial performance, net income and prospects that has been furnished to Acquiror or any of its Representatives by or on behalf of Company or any of the Company's Representatives, is accurate and complete in all material respects.

       4.24 Powers of Attorney. The Company has not given a power of attorney to any Person.

       4.25 Voting Arrangements. The Company is not a party to any, nor to the Company's Knowledge are there any, outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company.

                                    ARTICLE 5
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

       Acquiror and Merger Sub represent and warrant to the Company as follows:

       5.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements.

              (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party. The Acquiror is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification and any failure to qualify would have a Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to the Company. Neither the Acquiror or Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

              (b) The execution, delivery and performance of each of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub and their respective Boards of Directors and the sole shareholder of Merger Sub.

              (c) Each of the Transactional Agreements to which it is a party constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms.

       5.2 Capitalization; Ownership of Stock. As of August 18, 2000, the authorized capital stock of the Acquiror consists of two hundred million (200,000,000) shares of Common Stock, $0.001 par value per share, and two million (2,000,000) shares of Preferred Stock, $0.001 par value per share. As of the date of this Agreement, the outstanding capital of the Acquiror consists of
(a) thirty four million seven hundred forty six thousand ninety (34,746,090) shares of Common Stock, (b) zero (0) shares of Preferred Stock, and (c) options to purchase seven million five hundred thirty three thousand four hundred twenty (7,533,420) shares of Common Stock. The Shares of Acquiror Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable.

       5.3 Brokers. The Acquiror has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

       5.4 Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the Transactional Agreements to which Acquiror or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of Acquiror's or Merger Sub's respective certificate of incorporation or Bylaws, or (ii) any resolution adopted by Acquiror's or Merger Sub's shareholders, Acquiror's or Merger Sub's Board of Directors or any committee of Acquiror's or Merger Sub's Board of Directors. With the exception of the filing of the Agreement of Merger in the State of California and any necessary filings pursuant to federal and state securities laws or the rules of other regulatory bodies, Acquiror and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

       5.5 SEC Reports. Acquiror has filed all reports required to be filed by it with the SEC pursuant to the Securities Act and the Exchange Act. Acquiror has made available to the Company or its counsel through EDGAR a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Acquiror since January 1, 1998, and, prior to the Effective Time, Acquiror will have made available to the Company or its counsel through EDGAR true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to the Company all exhibits to the Acquiror SEC Documents filed prior to the date hereof which are (i) reasonably requested by the Company and (ii) are not available in complete form through EDGAR ("Requested Confidential Exhibits") and will promptly make available to the Company all Requested Confidential Exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

       5.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

       6.1 Stock Options and Warrants.

              (a) As of the Effective Time, any Company Stock Options or warrants exercisable for Company Stock and Preferred Stock, which are outstanding as of the date hereof and have not expired as of the Effective Time, shall be assumed by Acquiror and converted into options or warrants, as the case may be, such that each Company Stock Option shall be converted into an option to purchase such shares of Acquiror Stock as the holder thereof would have received in the Merger had such option been exercised prior to the Effective Time, at an aggregate purchase price equal to the aggregate purchase price applicable prior to such conversion; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code to the effect that the number of shares shall be rounded down to the nearest whole share and the exercise price shall be rounded up to the nearest cent. Except as provided above, the converted stock options or warrants, as the case may be, shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Company Stock Options or warrants, as the case may be, immediately prior to the Effective Time.

              (b) No such option or warrant shall be converted into a stock option or warrant to purchase a partial share of Acquiror Stock.

              (c) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options or warrants.

              (d) It is intended that Company Stock Options assumed by Acquiror shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code, to the extent Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 6.1 shall be applied consistent with such intent.

              (e) Acquiror shall reserve a number of shares of Acquiror Stock sufficient to cover the issuance of Acquiror Stock pursuant to the exercise of Company Stock Options or warrants assumed pursuant to this Section 6.1.

       6.2 Certain Employee Benefit Matters. Employees of the Company and Leased Employees who become employees of the Surviving Corporation or Acquiror shall receive employee benefits (including stock options and compensation) which in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror to similarly situated employees. The Acquiror shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, vesting, or level or amount of benefits, employees of the Company and Leased Employees who become employees of the Surviving Corporation or Acquiror shall be credited with their periods of service with the Company or the Employee Leasing Organization while such employee was a Leased Employee assigned to the Company prior to the Closing. The Acquiror shall make available, or cause to be made available, to employees of Company and Leased Employees who become employees of the Surviving Corporation or Acquiror, medical, dental, disability and other welfare benefits plans and programs, and 401(k) plan participation without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, except to the extent an analogous restriction applied to the employee under the analogous plan and had not been satisfied as of the Closing. In determining an employee's share of the cost of coverage under any plan or program of the Acquiror for the year in which the Closing falls, the Acquiror shall make its commercially reasonable best efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by the Company (or by the Employee Leasing Organization) prior to the Effective Time, for such year. The Acquiror shall be responsible for providing continuation health coverage to the extent required by Section 601 et seq. of ERISA or Section 4980B of the Code (commonly referred to as COBRA) to those employees of the Company and Leased Employees who do not become employees of the Surviving Corporation or the Acquiror, either by making such coverage available through the Acquiror's benefit plans or by bearing the cost of having such coverage provided through the applicable Employee Leasing Organization.

       6.3 Expenses. All costs and expenses incurred in connection with the Transactional Agreements and the transactions contemplated hereby and thereby ("Transaction Fees") shall be paid by the party incurring such expenses, provided that the amount by which the aggregate legal, accounting and investment banking fees, if any, incurred by the Company exceeds Two Hundred Thousand Dollars ($200,000) shall be assumed and paid by the Shareholders.

       6.4 Additional Agreements. In case at any time after the Effective Time any reasonable further action is necessary to consummate this Agreement and the Transactional Agreements and the transaction contemplated hereby and thereby, the proper officers and/or directors of Acquiror and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such action.

       6.5 Bridge Financing. In the event that the Closing does not occur by August 31, 2000, the Acquiror shall provide bridge financing to the Company in the principal amount of $700,000 and bearing interest at a per annum rate of 8% (the "Bridge Loan"). The Bridge Loan shall be repaid by the Company upon the earlier of (i) December 31, 2000, (ii) the closing of the sale by the Company of shares of its preferred stock to investors in one or more transactions for aggregate cash proceeds to the Company of not less than $5,000,000, or (iii) the liquidation, dissolution, sale, lease, assignment, transfer, conveyance, or disposal of all or substantially all of the assets of the Company, or the acquisition of the Company by another Entity by means of consolidation, corporate reorganizations or merger, or other transaction or series of related transactions in which more than 50% of the outstanding voting power of the Company is sold, transferred or otherwise disposed of. The Company hereby agrees to execute a promissory note in favor of the Acquiror reasonably requested by the Acquiror to evidence the terms of the Bridge Loan. Notwithstanding the foregoing, the Acquiror will not be obligated to provide the Bridge Loan to the Company if Closing has not occurred by August 31, 2000 as a result of the Company's failure to act in good faith as determined in good faith by the Acquiror.

       6.6 Tax Consequences. From the date of this Agreement until the end of the Escrow Period, Acquiror shall not take any action that, to the Acquiror's Knowledge, would be expected to be a material cause of the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code.

       6.7 Filing of Form S-8. Acquiror agrees to file within one (1) year following Closing, if available for use by Acquiror, a registration statement on Form S-8 for the shares of Acquiror Stock issuable with respect to assumed Company Stock Options and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options remain outstanding.

                                    ARTICLE 7
                    CONDITIONS TO CONSUMMATION OF THE MERGER

       7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger and to take the other actions required to be taken by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by both the Company and Acquiror, in whole or in part):

              (a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquiror Stock to be issued to Company shareholders in connection with the Merger shall have been received.

              (b) This Agreement, the Merger and the other actions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company under applicable law.

              (c) A duly authorized officer of the Company and the Acquiror shall have executed and delivered a certificate setting forth the Exchange Ratio and a description of the calculation thereof, including without limitation, the closing price on the NASDAQ National Market of the Acquiror Common Stock for the twenty (20) consecutive trading days ending three (3) business days prior to Closing and the liquidation preference of the Series B Preferred Stock.

       7.2 Additional Conditions to Acquiror's and Merger Sub's Obligation to Consummate the Merger. Acquiror's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

              (a) Acquiror's Board of Directors shall have ratified or approved the execution of this Agreement and the other Transactional Agreements by Acquiror and shall have approved the consummation of the Transactions.

              (b) In addition to the documents required to be received under this Section 7.2, Acquiror shall also have received the following documents:

                     (i) the opinion letter from Gray Cary Ware & Freidenrich, counsel to the Company, dated the date hereof, in the form attached as Exhibit D;

                     (ii) a certificate, duly executed by the Company, certifying that (A) each of the representations and warranties made by the Company in this Agreement and in the other Transactional Agreements is accurate as of the date hereof , (B) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all respects, and (C) each of the conditions set forth in Section 7.2 has been satisfied in all respects;

                     (iii) all Material Consents shall have been obtained by the Company;

                     (iv) all authorizations, consents, or approvals of, or notifications to any third party (excluding Material Consents), required by the Company Contracts in connection with the consummation of the Merger or any of the transactions contemplated hereby shall have occurred or been obtained;

                     (v) executed copies of investor representation letters from each Shareholder, in the form previously provided to the Company; and

                     (vi) copies of resolutions of the Company, certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions.

              (c) Joseph Villa shall have delivered an assignment of proprietary information and inventions agreement and a release to the Company, in the forms acceptable to the Acquiror in its sole discretion.

              (d) Each Person (other than Acquiror and Merger Sub) shall have executed and delivered all Transactional Agreements to which it is a party.

              (e) The holders of no more than one percent (1%) of the outstanding shares of Company Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, dissenters' rights.

       7.3 Additional Conditions to the Company's Obligation to Consummate the Merger. The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

              (a) The Company shall have received the following documents:

                     (i) the opinion letter from Morrison & Foerster LLP, counsel to Acquiror and Merger Sub, dated the date hereof, in the form attached as Exhibit E;

                     (ii) a certificate, duly executed by Acquiror, certifying that (A) each of the representations and warranties made by Acquiror in this Agreement and in the other Transactional Agreements is accurate in all respects as of the date hereof, (B) each of the covenants and obligations that Acquiror is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all respects, and (C) each of the conditions set forth in Section 7.3 has been satisfied in all respects.

              (b) Subject to the terms and conditions of this Agreement, each of Acquiror and Merger Sub shall have executed and delivered all Transactional Agreements to which it is a party.

              (c) Subject to Section 6.3, all legal costs and expenses incurred in connection with the Transactional Agreements and the transactions contemplated thereby shall be paid to GCWF at the Closing.

              (d) All shares of Series A Preferred Stock shall have been converted to shares of Common Stock.

                                    ARTICLE 8
                           ESCROW AND INDEMNIFICATION

       8.1 Indemnification.

              (a) By the Company and Shareholders. From and after the Effective Time and subject to the limitations contained in Sections 8.2 and 8.3, the Shareholders will, severally and pro rata, in accordance with their Pro Rata Portion, indemnify and hold Acquiror harmless against any loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Acquiror has incurred by reason of the breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement that occurs or becomes known to Acquiror during the Escrow Period. The Escrow Fund and claims against the Escrow Fund shall be Acquiror's sole and exclusive remedy for any such breach of representation, warranty, covenant or agreement of the Company contained in this Agreement by the Company, provided, however, that, in addition to the Shareholders' Pro Rata Portion of the Escrow Fund, each Shareholder, severally and not jointly, shall be fully liable to the Acquiror for any Damage relating to (i) such Shareholder's willful misconduct or fraud in connection with the representations and warranties set forth herein without limitation, or (ii) the breach of a representation or warranty set forth in Section 4.3(a) or 4.3(c) hereof; provided, further, that such Shareholder's liability under this Section 8.1(a) for a breach of a representation or warranty set forth in Section 4.3(a) or 4.3(c) shall be limited to such Shareholder's pro rata portion of the aggregate number of shares of Acquiror Stock to be issued pursuant to Section 3.1 in respect of the Company Stock (the "Shareholder's Shares"). Any claim for Damages by Acquiror for a breach of a representation or warranty set forth in Section 4.3(a) or 4.3(c) shall be settled first with such Shareholder's pro rata portion of the Escrow Shares, and, second, to the extent liability for Damages remain, with the Shareholder's Shares less such Shareholder's pro rata portion of the Escrow Shares; provided, however, that if such Shareholder has transferred any of such Shareholder's Shares, the Shareholder shall settle such remaining liability with the cash value of such transferred shares (determined by multiplying the Acquiror Share Value by the number of Shareholder's Shares so transferred); provided, further, that the aggregate liability of the Shareholders for a breach of a representation or warranty set forth in Sections 4.3(a) or 4.3(c) shall not exceed the shares of Acquiror Stock issued pursuant to Section 3.1.

              (b) By Acquiror. From and after the Effective Time and subject to the limitations contained in Section 8.2 and 8.3, Acquiror will indemnify and hold the Shareholders harmless against any Damage that the Shareholders have incurred by reason of the breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement of Acquiror or Merger Sub contained in this Agreement that occurs or becomes known to the Shareholders during the Escrow Period, provided, however, that such indemnification obligation of the Acquiror and the Merger Sub contained in this Section 8.1(b) shall not exceed, in the aggregate, $500,000 (the "Limitation"); provided, further, that, in addition to the Limitation, the Acquiror shall be fully liable to the Shareholders for the Acquiror's willful misconduct or fraud in connection with the representations and warranties set forth herein without limitation.

       8.2 Escrow Fund. As security for the indemnity in Section 8.1(a), the Escrow Shares shall be deposited with the Escrow Agent as soon as practicable after of the Closing, such deposit to be governed by the terms set forth in this
Article 8 and in the Escrow Agreement. Notwithstanding the foregoing, the indemnification obligations of each of the Shareholders pursuant to this Article 8 shall be limited to the amount and assets present in the Escrow Fund and the sole recourse of Acquiror and the Merger Sub shall be to make claims against the Escrow Fund in accordance with the terms of the Escrow Agreement or to make claims for the reduction of the Escrow Fund, as the case may be (except for cases involving breach of the representation and warranties set forth in Section 4.3(a) or 4.3(c), or willful misconduct or fraud as set forth above in Section 8.1(a)).

       8.3 Damage Threshold.

              (a) Acquiror's Damages. Notwithstanding the foregoing, the Shareholders shall have no liability under Section 8.1 and Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates for an aggregate amount of Damages in excess of $50,000 has been delivered to the Shareholders' Agent and to the Escrow Agent; provided, however, that after an Officer's Certificate or Certificates for an aggregate of $50,000 in Damages has been delivered, Acquiror shall be entitled to receive Escrow Shares equal in value to the full amount of Damages identified in such Officer's Certificate or Certificates in excess of such $50,000, and provided further, notwithstanding such $50,000 threshold, that the full amount by which the Company's Transaction Fee exceeds $200,000 may, at Acquiror's option, be deducted from the Escrow Fund.

              (b) Shareholders' Damages. Notwithstanding the foregoing, Acquiror shall have no liability under Section 8.1 until a Shareholders' Agent Certificate or Certificates for an aggregate amount of Damages in excess of $50,000 has been delivered to the Acquiror; provided, however, that after a Shareholders' Agent Certificate or Certificates for an aggregate of $50,000 in Damages has been delivered, the Acquiror shall, subject to the Limitation provided in Section 8.1(b) and the provisions of Sections 8.5 and 8.6, deliver to the Shareholders' Agent not less than thirty (30) days thereafter, cash equal to the amount of Damages.

       8.4 Escrow Periods. The Escrow Fund shall commence on the date hereof and terminate (a) as to items reasonably expected to be encountered in the audit process, on the earlier to occur of (i) the first anniversary of the date of the Closing and (ii) the date of issuance of the first independent audit report on Acquiror's financial statements after the Closing, which financial statements include the financial results of Company, or (b) as to all other items, on the first anniversary of the Closing (the "Escrow Period"), provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Agent and the subsequent resolution of the matter in the manner provided in Section 8.8, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Shareholders' Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, or, if earlier, until released pursuant to the terms hereof.

       8.5 Claims.

              (a) Claims by Acquiror. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "Officer's Certificate"):

                     (i) Stating the aggregate amount of Acquiror's Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

                     (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, and

                     (iii) The Escrow Agent shall, subject to the provisions of Sections 8.3, 8.7 and 8.8 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Section 8.6 below. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time. Notwithstanding anything herein to the contrary, no Escrow Shares shall be distributed to Acquiror until the first anniversary of the Closing (the "Release Date"), but in no event later than three (3) business days after such Release Date; provided, however, that any portion of the Escrow Fund subject to an objection submitted pursuant to Section 8.7, shall not be released until resolution of such objection pursuant to Section 8.8.

              (b) Claims by Shareholders. Upon receipt by the Acquiror on or before the last day of the Escrow Period of a certificate signed by the Shareholders' Agent (a "Shareholders' Agent Certificate"):

                     (i) Stating the aggregate amount of the Shareholders' Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

                     (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the amount of such Damages, subject to the Limitation, shall be paid by the Acquiror in cash pro rata to the Shareholders.

       8.6 Valuation. For the purpose of compensating Acquiror for its respective Damages pursuant to this Agreement, the value per share of the Escrow Shares shall be the Acquiror Share Value. In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly.

       8.7 Objections to Claims.

              (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to
Section 8.5 unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 8.5, provided that no such delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

              (b) Within thirty (30) days following delivery of the Shareholders' Agent Certificate to the Acquiror for any Damages incurred by the Shareholders, the Acquiror shall, subject to the Limitation, pay cash to the Shareholders' Agent in the amount of the Damages set forth in the Shareholders' Agent Certificate, provided that no such payment shall be made if Acquiror shall object in a written statement to the claim made in the Shareholders' Agent Certificate, and such statement shall have been delivered to the Shareholders' Agent prior to the expiration of such thirty (30) day period.

       8.8 Resolution of Conflicts.

              (a) In case the Shareholders' Agent or Acquiror, as applicable, shall so object in writing to any claim or claims made in any Acquiror's Officer's Certificate or Shareholders' Agent Certificate, the non-objecting party shall have twenty-one (21) days to respond in a written statement to the objection. If after such twenty-one (21) day period there remains a dispute as to any claims, the Shareholders' Agent and Acquiror shall attempt in good faith for twenty-one (21) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the event that such memorandum was prepared as a result of an objection to the Acquiror's Officer's Certificate, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum.

              (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Shareholders' Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall promptly select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate or Shareholders' Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Sections 8.1 through 8.5, in the event that such decision was delivered as a result of an objection to the Acquiror's Officer's Certificate, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

              (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association.

       8.9 Shareholders' Agent.

              (a) Girish Pancha shall be constituted and appointed as agent (the "Shareholders' Agent") for and on behalf of the Shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders.

              (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, provided, that the Shareholders' Agent shall be reimbursed for counsel fees and other out-of-pocket expenses incurred by such Shareholder Agent in connection with the administration of his duties under this Agreement or the Escrow Agreement or the Escrow Agreement from the proceeds of the sale of Escrow Shares by the Shareholder Agent. For such purpose, the Shareholder Agent shall be authorized to direct the Escrow Agent to deliver or cause to be delivered to the Shareholder Agent such number of Escrow Shares the sale of which by the Shareholder Agent in ordinary open-market brokers transactions is sufficient to cover such out-of-pocket costs.

              (c) The Shareholders' Agent shall have reasonable access to information about Company and Acquiror and the reasonable assistance of Company's and Acquiror's officers and employees for purposes of performing its duties and exercising its rights under this Article 8, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Company or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

       8.10 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all of the Shareholders for whom shares of Acquiror Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

       8.11 Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Shareholders for whom shares of Acquiror Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Shareholders' Agent.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

       9.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until the end of the Escrow Period. If shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then because and to the extent of a timely claim being asserted against the Escrow Fund (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained shares or other assets relate.

       9.2 Transfer Taxes. Each Shareholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, Personal or intangible property transfer taxes, due and payable by such Shareholder under applicable law by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

       9.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

        if to the Company:

               Zimba
               2201 Broadway, Suite 243
               Oakland, CA 94612
               Attention:  Girish Pancha
               Telefax:  (510) 663-8004

        with a copy to:

               Gray Cary Ware & Freidenrich
               139 Townsend Street, Suite 400
               San Francisco, CA 94301-1922
               Attention: Pamela Burke, Esq.
               Telefax:  (415) 836-9220

        if to Acquiror or Merger Sub:

               Informatica Corporation
               3350 West Bayshore Road
               Palo Alto, CA  94303
               Attention:  Diaz Nesamoney
               Telefax:  (650) 687-0039

        with a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, California 94304
               Attention: Cori M. Allen, Esq.
               Telefax:  650-494-0792

       9.4 Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

       9.5 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

       9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

       9.7 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

       9.8 Waiver.

              (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

              (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

       9.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub and the Company.

       9.10 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

       9.11 Parties in Interest. Except for the provisions of Article 8 hereof applicable to the Shareholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

       9.12 Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

       9.13 Construction.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

       IN WITNESS WHEREOF, each of Acquiror, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                   ZIMBA



                                   By:
                                      ------------------------------------------
                                      Girish Pancha, its President



                                   I-2 MERGER CORPORATION



                                   By:
                                      ------------------------------------------
                                      Diaz Nesamoney, its President


                                   INFORMATICA CORPORATION



                                   By:
                                      ------------------------------------------
                                      Diaz Nesamoney, its President

                         INDEX OF SCHEDULES AND EXHIBITS


        A.     Certain Definitions

        B.     Proprietary Information and Inventions Agreement

        C.     Opinion from Company Counsel

        D.     Opinion from Acquiror's Counsel

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

       ACQUIROR. "Acquiror" shall have the meaning specified in the first paragraph of the Agreement.

       ACQUIROR SHARE VALUE. "Acquiror Share Value" means the average of the closing prices of the shares of Acquiror Common Stock on the NASDAQ National Market for the twenty (20) consecutive trading days ending three (3) business days prior to a breach of representation or warranty giving rise to a claim for Damages by the Acquiror.

       ACQUIROR STOCK. "Acquiror Stock" shall mean Common Stock of the Acquiror, $0.001 par value per share.

       AFFILIATE. "Affiliate" shall have the meaning specified in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

       AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all Exhibits thereto), as it may be amended from time to time.

       AGREEMENT OF MERGER. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

       BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement, the other Transactional Agreements and the Transactions.

       CERTIFICATE. "Certificate" shall have the meaning specified in Section 3.1(a) of the Agreement.

       CGCL. "CGCL" shall have the meaning specified in Section 1.2 of the Agreement.

       CLOSING. "Closing" shall have the meaning specified in Section 3.9 of the Agreement.

       CLOSING DATE MOVING AVERAGE. "Closing Date Moving Average" means the average of the closing prices of the shares of Acquiror Common Stock on the NASDAQ National Market for the twenty (20) consecutive trading days ending three
(3) business days prior to Closing.

       CODE. "Code" shall have the meaning specified in the Recitals of the Agreement.

       COMMON STOCK EXCHANGE RATIO. "Common Stock Exchange Ratio" shall have the meaning specified in Section 3.1 of the Agreement.

       COMPANY. The "Company" shall mean Zimba, a California corporation.

       COMPANY CONTRACT. "Company Contract" shall mean any Contract:

       (a) to which Company is a party;

       (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

       (c) under which the Company has or may acquire any right or interest.

       COMPANY RETURNS. "Company Returns" shall have the meaning specified in
Section 4.14(b) of the Agreement.

       COMPANY STOCK. "Company Stock" shall mean all of the Company Common Stock and Preferred Stock.

       COMPANY COMMON STOCK. "Company Common Stock" shall have the meaning specified in Section 3.1(a).

       COMPANY STOCK OPTIONS. "Company Stock Options" shall have the meaning specified in Section 3.2.

       CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

       CONTRACT. "Contract" shall mean, with respect to any Person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

       CURRENT BENEFIT PLAN. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

       (a) that was established or adopted by the Company or any ERISA Affiliate or is maintained or sponsored by the Company;

       (b) in which the Company participates;

       (c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution;

       (d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability; or

       (e) maintained or sponsored or contributed by an Employee Leasing Organization and in which a Leased Employee is a participant.

       DAMAGES. "Damages" shall have the meaning specified in Section 8.1.

       DEFINED BENEFIT PLAN. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

       DEFINED CONTRIBUTION PLAN. "Defined Contribution Plan" shall mean a plan described in Section 3(34) of ERISA.

       DISCLOSURE SCHEDULE. "Disclosure Schedule" shall have the meaning specified in Article 4 of the Agreement.

       DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in Section 3.11 of the Agreement.

       EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

       EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

       EMPLOYEE LEASING ORGANIZATION. "Employee Leasing Organization" shall mean an organization from which the Company leases one or more employees, or has one or more co-employees with the Company, and when used with reference to employees or Current Benefit Plans refers only to those employees who are leased to the Company and the Employee Benefit Plans that cover them, and not to other personnel of the Employee Leasing Organization or Employee Benefit Plans that cover them.

       EMPLOYMENT AGREEMENTS. "Employment Agreements" shall mean the employment agreements between Acquiror and each of Girish Pancha, A. Adam Wilson, Helen Dwight and Suresh Sankaran entered into concurrently herewith.

       ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

       ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or Entity.

       ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

       ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

       ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

       ESCROW AGENT. "Escrow Agent" shall mean U.S. Bank Trust National Association, and its successors and assigns.

       ESCROW AGREEMENT. "Escrow Agreement" shall have the meaning specified in
Section 3.5 of the Agreement.

       ESCROW FUND. "Escrow Fund" shall have the meaning specified in Section
3.5 of the Agreement.

       ESCROW SHARES. "Escrow Shares" shall have the meaning specified in
Section 3.5 of the Agreement.

       ESCROW PERIOD. "Escrow Period" shall have the meaning specified in
Section 8.4 of the Agreement.

       EXCHANGE AGENT. "Exchange Agent" shall have the meaning specified in
Section 3.4 of the Agreement.

       EXCHANGE RATIO. "Exchange Ratio" shall be equal to the quotient obtained by dividing (i) the Ratable Distribution Amount by (ii) the total number of Fully Diluted Shares as of the Effective Time by (iii) the Closing Date Moving Average. If the foregoing calculation of the Exchange Ratio results in an Exchange Ratio greater than the quotient obtained by dividing 0.70 by the Closing Date Moving Average, then the Exchange Ratio shall be calculated separately for the holders of the Common Stock and the holders of the Series B Preferred Stock as follows:

                     (a) the Exchange Ratio for holders of Series B Preferred
              Stock shall be the quotient obtained by dividing 0.70 by the Closing Date Moving Average (the "Series B Exchange Ratio"); and

                     (b) the Exchange Ratio for holders of Common Stock shall be the quotient obtained by dividing (i) the Ratable Distribution Amount less an amount equal to the outstanding number of shares of Series B Preferred Stock multiplied by the Series B Exchange Ratio multiplied by the Closing Date Moving Average by (ii) the Fully-Dilluted Shares less an amount equal to the outstanding number of shares of Series B Preferred Stock by (iii) the Closing Date Moving Average.

       FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 4.4(a) of the Agreement.

       FULLY-DILUTED SHARES. "Fully Diluted Shares" shall be equal to the total number of outstanding shares of Company Common Stock, immediately prior to the Closing Date, calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and options (whether vested or unvested) and warrants had been converted or exercised, less any Dissenting Shares.

       GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

       GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

       (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

       (b) right under any Contract with any Governmental Body.

       GOVERNMENTAL BODY. "Governmental Body" shall mean any:

       (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

       (b) federal, state, local, municipal, foreign or other government;

       (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

       (d) multinational organization or body; or

       (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

       HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any Environmental Law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. Sections 2011 et seq.

       KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director, officer or key employee of such corporation, after due inquiry, has or had Knowledge of such fact or matter.

       LEASED EMPLOYEE. "Leased Employee" shall mean a person who is a co-employee of both the Company and an Employee Leasing Organization, or is not an employee of the Company, but is assigned to work at the Company by an Employee Leasing Organization with whom the Company has contracted, including, without limitation any employee leased to, or a co-employee of, the Company pursuant to that certain General Service Agreement by and between the Company and TriNet Employer Group, Inc., dated as of the September 15, 1998.

       LEASED PREMISES. "Leased Premises" shall have the meaning specified in
Section 4.6(b) of the Agreement.

       LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

       LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

       MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall have the meaning specified in Section 4.1(c) of the Agreement.

       MATERIAL CONSENT. "Material Consent" shall mean the Consent of any Person with respect to the (i) execution and delivery of this Agreement and the Transactional Agreements and the consummation of the transactions contemplated hereby and thereby, or (ii) transferability to, or assumption by, the Acquiror of any Company Contract as contemplated by this Agreement, the failure of which to obtain prior to Closing would have a Material Adverse Effect on (A) the Company, its assets, operations, or business, (B) any Company Contract, or (C) the consummation of the transactions contemplated hereby or by the Transactional Agreements.

       MERGER. "Merger" shall have the meaning specified in Section 1.1 of the Agreement.

       MERGER SUB. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

       MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

       OFFICER'S CERTIFICATE. "Officer's Certificate" shall have the meaning specified in Section 8.5(a) of the Agreement.

       ORDER. "Order" shall mean any:

       (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

       (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

       ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

       (a) such action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

       (b) such action is not required to be authorized by the Company's shareholders; and

       (c) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day to day operations of other Entities that are employed in businesses substantially similar to Company's business.

       PERSON. "Person" shall mean any individual, Entity or Governmental Body.

       PREFERRED STOCK. "Preferred Stock" shall mean all of the issued and outstanding shares of Series A and Series B Preferred Stock of the Company.

       PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

       PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

       PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. "Proprietary Information and Inventions Agreement" shall mean an agreement between the Company and its employees and consultants, substantially in the form of Exhibit B.

       PRO RATA PORTION. "Pro Rata Portion" shall have the meaning specified in
Section 3.5 of the Agreement.

       PURCHASE PRICE. "Purchase Price" shall mean the product of the Closing Date Moving Average multiplied by the quotient obtained by dividing (i) $24,000,000 plus the aggregate proceeds the Company would have received if all options and warrants outstanding at the Effective Time had been exercised less
(A) the amount of long-term debt of the Company as reflected on the Unaudited Interim Balance Sheet (but excluding any equipment leases up to an aggregate maximum of $150,000), (B) any amounts paid to Dissenting Shareholders pursuant to Section 3.10 by (ii) $81.625.

       RATABLE DISTRIBUTION AMOUNT. "Ratable Distribution Amount" shall mean the Purchase Price less the Series B Preference Amount.

       RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

       (a) each individual who is, or who has at any time been, an officer of the Company;

       (b) each member of the immediate family (which shall mean the spouse or any lineal descendants of such individual) of each of the individuals referred to in clause "(a)" above;

       (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

       REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

       SEC. "SEC" shall mean the Securities and Exchange Commission.

       SERIES A PREFERRED STOCK. "Series A Preferred Stock" shall have the meaning specified in Section 3.1 of the Agreement.

       SERIES B PREFERRED STOCK. "Series B Preferred Stock" shall have the meaning specified in Section 3.1 of the Agreement.

       SERIES B PREFERENCE AMOUNT. "Series B Preference Amount" shall mean the aggregate amount of the liquidation preference to which the holders of Series B Preferred Stock are entitled pursuant to Section 2(a) of Article III of the Articles of Incorporation of the Company.

       SHAREHOLDER. "Shareholder" shall mean a shareholder of the Company immediately prior to the Effective Time.

       SHAREHOLDERS' AGENT. "Shareholders' Agent" shall have the meaning specified in Section 8.9 of the Agreement.

       SHAREHOLDERS' AGENT CERTIFICATE. "Shareholders' Agent Certificate" shall have the meaning specified in Section 8.5(b) of the Agreement.

       SHAREHOLDER'S SHARES. "Shareholder's Shares" shall have the meaning specified in Section 8.1(b) of the Agreement.

       SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

       TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

       TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

       TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean:

       (a) the Agreement;

       (b) the Escrow Agreement;

       (c) the Employment Agreements; and

       (d) the Agreement of Merger.

       TRANSACTION FEES. "Transaction Fees" shall have the meaning specified in
Section 6.3 of the Agreement.

       TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Acquiror, the Shareholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

       UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 4.4(a)(ii) of the Agreement.